EXECUTION COPY
Amendment No. 2 to the Third Amended and Restated Shareholders’ Agreement
          This Amendment No. 2 to the Third Amended and Restated Shareholders’ Agreement, dated as of October 31, 2005, as amended (the “Agreement”), by and among Celanese Corporation, a Delaware corporation (formerly known as Blackstone Crystal Holdings Capital Partners (Cayman) IV Ltd.) (the “Company”), Blackstone Capital Partners (Cayman) Ltd. 1 (“BCP 1”), Blackstone Capital Partners (Cayman) Ltd. 2 (“BCP 2”), Blackstone Capital Partners (Cayman) Ltd. 3 (“BCP 3” and, together with BCP 1 and BCP 2 and their respective successors and Permitted Assigns, the “Blackstone Entities”), each an exempted company incorporated under the laws of the Cayman Islands, and BA Capital Investors Sidecar Fund, L.P., a Cayman Islands limited partnership (“BACI”), is made this 30th day of March 2006, by and among the Company, the Blackstone Entities and BACI. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Agreement.
          WHEREAS, in connection with, and effective upon, the consummation of the Secondary Offering of the Company, the parties entered into the Agreement in order to set forth certain understandings regarding the governance of the Company and the relationship among the Company and the Shareholders;
          WHEREAS, the parties entered into Amendment No. 1 to the Third Amended and Restated Shareholders’ Agreement, effective as of November 14, 2005.
          WHEREAS, the parties desire to amend the Agreement pursuant to Section 5.7 to terminate the Proxy contained in Section 3.2 and the requirement for notice regarding changes in ownership obligation contained in Section 3.3 and to otherwise terminate the Agreement in its entirety (except as otherwise provided herein) with respect to BA Capital Investors Sidecar Fund, L.P.;
          NOW, THEREFORE, in consideration of the mutual promises and agreements herein made and intending to be legally bound hereby, the parties hereto agree to amend the Agreement as follows:
          1.      Amendment to Section 3.2. Section 3.2 of the Agreement is hereby amended by deleting such Section in its entirety.
          2.      Amendment to Section 3.3. Section 3.3 of the Agreement is hereby amended by deleting such Section in its entirety.
          3.      Termination of the Agreement with respect to BACI. The Agreement is hereby terminated with respect to BACI, except that Sections 4.3 and 4.4 of the Agreement shall survive such termination.
          4.      Ratification and Confirmation of the Agreement. Except as so modified pursuant to this Amendment, the Agreement is hereby ratified and confirmed in all respects.
          5.      Effectiveness. This Amendment No. 2 shall be effective as of March 30, 2006.
          6.      Governing Law. This Amendment No. 2 shall be governed by, and construed in accordance with the laws of the State of New York.
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          IN WITNESS WHEREOF, each of the undersigned has executed this Agreement or caused this Agreement to be executed on its behalf as of the date first written above.
CELANESE CORPORATION

By:	/s/ David N. Weidman
	Name:	David N. Weidman
	Title:	President and Chief Executive Officer

BLACKSTONE CAPITAL PARTNERS (CAYMAN) LTD. 1

By:	/s/ Benjamin J. Jenkins
	Name:	Benjamin J. Jenkins
	Title:	Authorized Person

BLACKSTONE CAPITAL PARTNERS (CAYMAN) LTD. 2

By:	/s/ Benjamin J. Jenkins
	Name:	Benjamin J. Jenkins
	Title:	Authorized Person

BLACKSTONE CAPITAL PARTNERS (CAYMAN) LTD. 3

By:	/s/ Benjamin J. Jenkins
	Name:	Benjamin J. Jenkins
	Title:	Authorized Person

BA CAPITAL INVESTORS SIDECAR FUND, L.P.
By: BA Capital Management Sidecar, L.P.
Its: General Partner
By: BACM I Sidecar GP Limited
Its: General Partner

By:	/s/ J. Travis Hain
	Name:	J. Travis Hain
	Title:	Director